EXHIBIT 12(c)

        PROFORMA COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (dollars in thousands)


                               For the              For the
                                 Year              Three Month
                                Ended             Period Ended
                              ---------           ------------
                                Feb. 3,              May 4,
                                 1996                 1996
                                 ----                 ----
Fixed charges:
   Interest expense            $53,050                 $10,650
   Capitalized interest            285                      38
   Interest component of
    rental expense (a)          22,730                   5,441
                              --------                --------


Total fixed charges           $76,065                  $16,129
                             --------                 --------

Earnings:
   Income (loss) before
    provision for income
    taxes and extraordinary
    item                         $570                  $15,814
   Less capitalized interest     (285)                     (38)
   Fixed charges               76,065                   16,129
                             --------                 --------

Total earnings                $76,350                  $31,905
                             --------                 --------


Ratio of earnings to fixed
      charges                    1.00                     1.98
                             ========                 ========


Deficit of earnings to
      fixed charges          ========                 ========


(a) For purposes of this computation, the portion of operation lease rentals representative of the interest factor is deemed to be one-third of operating lease rentals.